Exhibit (a)(5)(D)

NEWS RELEASE

United Rentals Tender Offer for H&E Equipment Services, Inc. Commences

1/28/2025

STAMFORD, Conn.--(BUSINESS WIRE)-- United Rentals, Inc. (NYSE: URI) (“United Rentals” or “URI”) today announced that its indirect wholly-owned subsidiary, UR Merger Sub VII Corporation, a Delaware corporation (“Merger Sub”), has commenced the previously announced cash tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”) for a price of $92.00 per share, net to the holder thereof in cash, without interest, less any applicable withholding of taxes (the “Offer”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 28, 2025, and the related Letter of Transmittal and pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of January 13, 2025 (the “Merger Agreement”), by and among URI, Merger Sub and H&E.

The Offer will expire one minute after 11:59 p.m., Eastern Time, on Tuesday, February 25, 2025, unless the Offer is extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC (the latest time and date at which the Offer will expire, the “Expiration Time”). Any extension of the Offer will be followed by public announcement of the extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time.

URI will file today a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”). The Offer to Purchase contained within the Schedule TO sets out the full terms and conditions of the Offer.

H&E will file today a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, which includes, among other things, the recommendation of H&E’s board of directors that H&E’s stockholders accept the Offer and tender their Shares of H&E common stock pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things: (i) the number of Shares validly tendered (and not properly withdrawn) prior to the Expiration Time (excluding Shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Time) together with the Shares then owned by Merger Sub, representing at least one Share more than 50% of the then outstanding Shares; (ii) the expiration or termination of any waiting periods applicable to the consummation of the Offer or the Merger (as defined in the Offer to Purchase) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iii) the commencement and completion of the Marketing Period (as defined in the Offer to Purchase); and (iv) other customary conditions as described in the Offer to Purchase.

Innisfree M&A Incorporated is acting as information agent for Merger Sub in the Offer. Equiniti Trust Company, LLC is acting as the depositary and paying agent in the Offer. Requests for documents and questions by stockholders relating to the Offer may be directed to Innisfree M&A Incorporated by telephone at (877) 687-1875 (shareholders toll free) or (212) 750-5833 (banks and brokers).

Additional Information and Where to Find it

This press release is for informational purposes only and is not intended to be a recommendation to buy, sell or hold securities and does not constitute an offer for the sale of, or the solicitation of an offer to buy securities in any jurisdiction, including the United States. Any such offer will only be made by means of a prospectus or offering memorandum, and in compliance with applicable securities laws. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. On January 28, 2025, Merger Sub and URI will file a Tender Offer Statement on Schedule TO with the SEC and H&E will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the Offer. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully when they become available and considered before any decision is made with respect to the Offer. Those materials and all other documents filed by, or caused to be filed by, URI, Merger Sub or H&E with the SEC will be available at no charge on the SEC’s website at www.sec.gov. The Schedule TO, Tender Offer Statement and related materials will be available for free (when available) under the “Financials—SEC Filings” section of United Rentals’ investor website at https://investors.unitedrentals.com/, and the Solicitation/Recommendation Statement and such other documents also may be obtained for free (when available) from H&E under the “Financial Information—SEC Filings” section of H&E’s investor website at https://investor.he-equipment.com/.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause actual results to differ materially from such forward-looking statements. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement, including any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. United Rentals uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “targets,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals, as well as the possibility that (1) United Rentals may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the acquisition as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of United Rentals and H&E, including, without limitation, problems associated with the potential loss of any key employees of H&E; (4) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues that we failed to discover during the due diligence investigation of H&E or that are not covered by insurance, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (5) our businesses may suffer as a result of uncertainty surrounding the proposed transaction or any adverse effects on our ability to maintain relationships with customers, employees and suppliers; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied, or any other failure to consummate the proposed transaction; (7) any negative effects of the announcement of the proposed transaction or the financing thereof on the market price of United Rentals or H&E common stock or other securities; and (8) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and H&E. United Rentals gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements speak only as of the date hereof. United Rentals undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals and H&E described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and H&E.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,571 rental locations in North America, 39 in Europe, 37 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,550 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 5,000 classes of equipment for rent with a total original cost of $21.85 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Contact:

United Rentals, Inc.
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

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